EXHIBIT 5.1

                  OPINION (AND CONSENT) OF Day & Campbell, LLP


                                February 14, 2005
Sunset Brands, Inc.
10990 Wilshire Blvd.
Suite 1220
Los Angeles, California 90024

Re:      Sunset Brands, Inc. 2004 Stock Incentive Plan

Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Sunset Brands, Inc., a Nevada corporation (the "Company"), for filing as Exhibit 5.1 to the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 5,000,000 shares (the "Plan Shares") of the Company's Common Stock, $0.001 par value per share ("Common Stock") to be issued pursuant to the Company's 2004 Stock Incentive Plan (the "Stock Plan").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Articles of Incorporation, as amended, the Company's Bylaws, and the originals or copies certified to our satisfaction of such board resolutions, stockholder meeting minutes, documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness, authenticity and completeness of all documents submitted to us as copies thereof, the legal capacity of all individuals executing documents, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. We have also assumed that, at the time the Plan Shares are issued, the Company will have sufficient authorized and unissued shares of Common Stock.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares that may be issued and sold pursuant to the Stock Plan, when issued and sold in accordance with the Stock Plan, (including the Company's receipt of the full purchase price therefor), will be duly authorized, validly issued, fully paid and non-assessable.

         No opinion is expressed herein as to the application of the securities or blue sky laws of the various states as to the issuance and sale of the Plan Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.


                                                      Respectfully submitted,


                                                      /s/ DAY & CAMPBELL, LLP